Exhibit 10.01

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 8, 2024 and effective January 1, 2024, is by and between Genie Energy Ltd., a Delaware corporation (the “Company”), and Avi Goldin, an individual (the “Employee”).

WHEREAS, the Employee is currently employed as Chief Financial Officer of the Company pursuant to the terms of that certain Third Amended and Restated Employment Agreement dated as of November 4, 2020 between the Company and the Employee (collectively, the “Existing Agreement”), and serves as the President of Genie Solar, Inc. (“GSI”), a subsidiary of the Company;

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein; and

WHEREAS, the parties desire to amend and restate the Existing Agreement, with effect as of January 1, 2024 (the “Amendment Effective Date”), as follows:

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Existing Agreement. Until 11:59 p.m. on December 31, 2023, the Existing Agreement shall remain in full force and effect (unless terminated in accordance with its terms), other than the provision of Section 3 thereof providing for automatic renewal of the terms thereof. From and after 12:00 a.m. on January 1, 2024, the Existing Agreement is hereby amended and restated in its entirety.

2. Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to be employed by the Company and to perform services for the Company or its subsidiaries and affiliates, on the terms and conditions set forth herein, in each case, with effect as of the Amendment Effective Date.

3. Term. The term of the Agreement as amended and restated (the “Term”) shall commence on the Amendment Effective Date and shall terminate on December 31, 2026 (the “Initial Expiration Date”), or upon the Employee’s earlier death, or other termination of employment pursuant to Section 10 hereof. The Term shall automatically be renewed or extended for additional one year periods beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such expiration, either party hereto shall have notified the other party in writing that such renewal extension shall not take effect.

4. Position. During the Term, the Employee shall serve as the Chief Financial Officer of the Company (and may also be named as Chief Financial Officer of one or more of the Company’s subsidiaries) and in such other capacities as shall be designated by the Board of Directors of the Company (the “Board”) and agreed to by the Employee from time to time.

5. Duties and Reporting Relationship. During the Term, the Employee shall, on a full-time basis, use his skills and render services to the best of his abilities on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Employee shall comply with all policies and procedures of the Company.

6. Place of Performance. The Employee shall perform his duties and conduct his business on a full-time basis at the Company’s Headquarters (subject to work at home as permitted by Company policy and agreed upon with the CEO) except for required travel on Company business.

7. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($425,000), payable less applicable taxes and customary withholdings, in accordance with the Company’s standard payroll practices.

(b) Bonus; Equity.

(i)	During the Term, the Employee shall also be entitled to an annual bonus in the gross amount of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), less applicable taxes and customary withholdings, in respect of any year commencing with 2024 through the Initial Expiration Date (“Guaranteed Bonus”). Payment of the Guaranteed Bonus shall be made to the Employee in accordance with Company policy, but in no event later than ninety (90) days following the end of the fiscal year in respect of which it is payable (each such payment date, a “Bonus Payment Date”). It is understood and agreed that the Employee shall be eligible for such a Guaranteed Bonus only if the Employee has been continuously employed by the Company from the Amendment Effective Date through end of the applicable fiscal year, and the Employee has not, as of such Bonus Payment Date, issued notice of his resignation, regardless of the reason for such resignation, or been terminated by the Company for Cause (as defined below).

(ii)	Additionally, the Employee shall be eligible to participate in any bonus pool established for, or broad-based equity grant made to, employees or management of the Company, in each case at levels set in the sole discretion of the Company and upon the approval of the Compensation Committee of the Company’s Board of Directors. The Employee shall have a target bonus of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000). Any bonus that is awarded under this provision (a “Discretionary Bonus”) shall be paid to the Employee on the Bonus Payment Date following the end of the relevant fiscal year. It is understood and agreed that the Employee shall be eligible for a Discretionary Bonus only if the Employee has been continuously employed by the Company from the Amendment Effective Date through end of the applicable fiscal year, and the Employee has not, as of such Bonus Payment Date, issued notice of his resignation, regardless of the reason for such resignation or been terminated by the Company for Cause.

(c) Employee Benefits. During the Term, the Employee will be eligible to participate in the Company’s benefit plans, in each case as available to similarly situated employees (collectively the “Programs”), as such Programs are adopted by the Company, subject to the terms and conditions of the Programs. In addition, during the Term, the Employee will be eligible to participate in the Company’s 401(k) savings plan (the “401(k) Plan”) subject to the terms and conditions of the 401(k) Plan.

(d) Business Expenses. The Company shall reimburse the Employee for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel (with class of travel in accordance with Company policy) and entertainment incurred in conducting or promoting business for the Company) upon submission by the Employee of receipts and other documentation in accordance with the Company’s normal business expense reimbursement policies. The Employee must use the Company’s travel department (if such a department exists) to arrange for all business related travel.

(e) Paid Vacation. The Company will provide the Employee with paid vacation in addition to Company Closed Days as outlined in the Company’s Policy Handbook for Employees as it may be amended from time to time.

8. Non-Disclosure and Non-Competition Agreement. The Employee acknowledges that the Non-Disclosure and Non-Competition Agreement with the Company that he previously executed (the “NDNC”) remains in full force and effect and binding on him. Notwithstanding anything to the contrary contained herein, the remedies provided for in the NDNC are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

9. Representations. The Employee represents and warrants to the Company that the execution and delivery of this Agreement, and the terms of the NDNC, do not, and the performance by the Employee of his obligations thereunder shall not, conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement, contract, or other obligation to assign inventions or to keep information confidential, to which the Employee is a party or by which the Employee was, is, or may be bound.

10. Termination. The Employee’s employment hereunder may be terminated without breach of this Agreement as follows:

(a) Death; Disability. The Employee’s employment hereunder shall terminate upon his death or, as permitted by law, Disability (as hereinafter defined). Upon any such termination, the Employee (or, in the event of his death, his estate) (i) shall receive any accrued or vested compensation, including salary and bonus(es), through the “Date of Termination” (as hereinafter defined), and (ii) shall be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination. The Employee (and in the event of his death, his estate) shall not be entitled to any other amounts or benefits from the Company or otherwise, except payments pursuant to any Company life insurance program/policy then in effect. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period, and the term “Disabled” shall have a corresponding meaning. Notwithstanding anything contained herein to the contrary, during any period that the Employee is unable to perform the Employee’s duties because of a physical or mental illness, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as otherwise provided for by the Programs then in effect or applicable law.

(b) Termination for Cause; Resignation Without Good Reason. The Company may terminate the Employee’s employment hereunder for Cause (as hereinafter defined) or the Employee may resign from his position with the Company without Good Reason (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder: (i) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof, (ii) upon the Employee’s commission of fraud, embezzlement or gross negligence, (iii) upon the Employee’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms hereof or of the NDNC, in each case, after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties or has committed a breach, and the Employee’s failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to the Employee; (iv) upon any misrepresentation by the Employee of a material fact to or concealment by the Employee of a material fact from the Board, the Chairman, the CEO, and/or general counsel; or (v) upon any material violation of the Company’s rules, policies, or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics. For purposes of this Section 10(b), no act or failure to act on the Employee’s part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company.

If the Company terminates the Employee’s employment for Cause, or if the Employee shall resign from the Company without Good Reason, the Employee shall not be entitled to any severance payments, any unvested stock options and other unvested equity incentive awards shall terminate, and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, provided that the Employee shall (A) be entitled to receive accrued or vested compensation, including salary and Guaranteed Bonus (to be paid when paid to other officers of the Company), through the Date of Termination, and (B) have the right to be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.

If the Employee resigns from the Company without Good Reason, or if the Employee does not intend to seek renewal of the Term, the Employee shall provide written notice to the Company at least ninety (90) days prior to the actual Date of Termination of the Employee’s employment, which ninety-day notice period may be waived by the Company in its sole discretion.

(c) Termination Without Cause; Resignation for Good Reason or following a CEO Change. The Employee’s employment hereunder may also be terminated by the Company at any time for any reason without Cause or by the Employee for Good Reason or due to a CEO Change.

For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment hereunder upon (i) the Company’s failure to perform its material duties hereunder, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from the Employee; (ii) a reduction by the Company (without the consent of the Employee, which consent may be revoked at any time) in the Employee’s Base Salary, or substantial reduction in the other benefits provided to the Employee; (iii) the assignment to the Employee of duties inconsistent with the Employee’s status as a senior executive officer of the Company, or the designation by the Company of the Employee to any position or capacity other than (A) Chief Financial Officer of the Company, (B) Chief Financial Officer of one of the Company’s subsidiaries, or (C) Chief Operating Officer of the Company; (iv) the relocation of the Employee’s principle place of employment to a location more than thirty-five (35) miles from its current Newark, New Jersey location or outside of the New York City metropolitan area; (v) the assignment of duties inconsistent with the Company’s rules, policies, or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (vi) any purported termination of the Employee’s employment not in accordance with the terms hereof; or (vii) any Change in Control of the Company. For purposes of this Agreement, a “Change in Control” shall mean and shall be deemed to have occurred if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf or for the benefit of members of his immediate family or descendants, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company or any successor entity of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company. As used herein, a “CEO Change” shall mean the appointment as Chief Executive Officer of the Company any person other than Michael Stein, Howard Jonas, the Employee, or any person that is affiliated with the holders of the Class B common stock of the Company. The Employee’s right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights, with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a resignation for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of resignation for Good Reason.

If the Employee gives notice of his intent to terminate his employment with Good Reason, the Employee shall first provide written notice to the Company, which notice specifically identifies the event or circumstances giving rise to the Good Reason for which the Employee is terminating his employment, within ninety (90) days of when such event or circumstance giving rise to the Good Reason becomes effective or transpires. The notice of Good Reason must give the Company the opportunity to cure and if the Company fails to cure within thirty (30) business days of its receipt of the notice, the Employee’s resignation for Good Reason shall be deemed effective.

If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, (1) the terminating Party shall provide the other Party with at least sixty (60) days’ notice (which time period may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement, if by the Company without Cause or if by the Employee for Good Reason; (2) ) the Company shall have the sole right to determine whether or not the Employee shall actively work for the Company during the notice period; (3) the Company shall pay to the Employee all accrued or vested compensation, including salary, Guaranteed Bonus, and Discretionary Bonus (with bonuses to be paid when paid to other officers of the Company) through the Date of Termination, (4) the Company shall reimburse the Employee for unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), (5) all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule notwithstanding the termination of employment, and (6) the Company shall pay to the Employee a severance payment equal to his Base Salary plus the greater of (x) the amount he would be entitled to under Company policy in effect at that time, and (y) his Base Salary plus Guaranteed Bonus plus Discretionary Bonus for the Minimum Severance Period (the “Non-Cause Severance Payment”).

If the Employee provides written notice to the Company of his resignation due to a CEO Change within thirty (30) days following announcement of such CEO Change, (AA) the Employee shall provide the Company with at least sixty (60) days’ notice (which time period may be shortened by the Company) of his intent to terminate this Agreement; and (BB) the Company shall pay to the Employee a severance payment equal to the greater of (1) the amount he would be entitled to under Company policy in effect at that time, and (2) his Base Salary plus Guaranteed Bonus for a period of twelve (12) months (the “CEO Change Severance Payment” and the CEO Change Severance Payment or the Non-Cause Severance Payment, a “Severance Payment”).

As a condition to receiving any Severance Payment, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) by no later than twenty-one (21) days after the Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) (and not thereafter revoke such agreement). Subject to Section 19 hereof, the Severance Payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates, and in accordance with the terms of the Release Agreement.

As used in this Agreement, the term “Minimum Severance Period” shall mean 20 months.

(d) Severance upon expiration of the Term. Upon expiration of the Term, and in the event that the Company does not offer to extend the Term on terms that, had such term been implemented by the Company during the Term, would not have given the Employee the right to terminate his employment for Good Reason under clauses (ii), (iii) or (iv) of the definition thereof, and the Company and the Employee do not agree on terms and conditions for continued employment, the Employee shall also be entitled to receive (1) all accrued or vested compensation, including salary, commission, Guaranteed Bonus and Discretionary Bonus (with bonuses to be paid when paid to other officers of the Company) through the Date of Termination, (2) unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedure), and (3) a severance payment equal to the greater of (A) the amount he would be entitled to under Company policy in effect at that time, and (B) his Base Salary plus Guaranteed Bonus plus Discretionary Bonus (at the rates in effect on the Date of Termination) for the Minimum Severance Period, subject to his execution and delivery of the Release Agreement by no later than twenty-one (21) days after the Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) (and not thereafter revoke such agreement) (and not thereafter revoke such agreement). Subject to Section 19 hereof, the severance payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates, and in accordance with the terms of the Release Agreement. Further, upon such non-extension of the Term by the Company, and notwithstanding termination of Employee’s employment, all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule through the end of the Minimum Severance Period following the Date of Termination.

(e) Notice of Termination. Any termination of the Employee’s employment by the Company (other than termination upon the death of the Employee) or by the Employee shall be communicated by written Notice of Termination by such party to the other in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated (as applicable).

(f) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) the date of expiration of the Term if either party elects not to renew the Term for an additional year or (iii) if the Employee’s employment is terminated pursuant to any of the other terms set forth above, the date specified in the Notice of Termination.

11. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight courier (signature required) or by electronic mail (return receipt requested) in each case addressed as follows:

If to the Company:

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

Attn:  Chief Executive Officer

with a copy to:

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

Attn: General Counsel

If to the Employee:

Avi Goldin

499 Emerson Avenue

Teaneck, NJ 07666

or to such other address or email address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. By executing this Agreement, the Employee consents to the personal jurisdiction of all state and federal courts and arbitration forums located in the State of New Jersey. This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Employee. The obligations of the Employee shall not be assignable or otherwise transferable.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Entire Agreement.  Other than the NDNC, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement, including but not limited to the Existing Agreement, of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

16. Arbitration. Except as set forth in Section 8 and Section 17 and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, representative or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration pursuant to the Federal Arbitration Act in a forum of the American Arbitration Association (“AAA”) located in the State of New Jersey and conducted in accordance with the AAA’s Employment Arbitration Rules. In such arbitration: (i) the arbitrator shall agree to treat all evidence and other information presented by the parties to the same extent as Confidential Information under the NDNC must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands arising out of or related to the Employee’s employment at the Company, including, without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (or other federal or state whistleblower laws), or any other federal, state, or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee’s employment (except as set forth in Section 8 and Section 17 and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration). The parties hereby confirm their understanding that by signing this Agreement they are waiving any right to a trial by jury, and are forfeiting any right to bring claims arising out of or related to the Employee’s employment at the Company in a court of law (except as set forth in Section 8 and Section 17 and claims that pursuant to applicable law a party is prohibited from requiring another party to agree to submit to arbitration), regardless of whether such claims would be based on federal, state or local law or regulations. For the avoidance of doubt, the parties acknowledge and agree that the existence of a claim by a party that is not subject to arbitration pursuant to this paragraph shall not impair the enforceability of this paragraph with respect to any other claim brought by that party. Notwithstanding the foregoing, nothing in this paragraph shall be interpreted to mean that the Employee cannot file a charge with the Equal Employment Opportunity Commission and/or the National Labor Relations Board.

17. Remedies of the Company. Notwithstanding the arbitration provisions of Section 16, upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the NDNC, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, with respect to such termination.

19. Representations. The Employee has been advised to obtain independent counsel to evaluate the terms, conditions, and covenants set forth herein and he has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection herewith.

20. Compliance with Section 409A. All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under the Internal Revenue Code of 1986 (“Code”) Section 409A (“Section 409A”). By way of example, and not limitation, it is the intent of the parties that the Severance Payment, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be either: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. §1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, if any payment would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B)(i), and Employee constitutes a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then any such payments that Employee would otherwise be entitled to during the first six months following Employee’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) shall be accumulated and paid on the date that is six months after Employee’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest. In no event shall the Company be liable to Employee for any tax, penalty, or interest levied on Employee as a result of the application of Code Section 409A to any payments or benefits provided to Employee by the Company.

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Employment Agreement as of the date and year first written above.

GENIE ENERGY LTD.

By:	/s/ Michael Stein
Michael Stein
Chief Executive Officer

EMPLOYEE:

/s/ Avi Goldin
Avi Goldin